Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated December 13, 2012 relating to the financial statements of Covisint Corporation and the Covisint Operations of Compuware Corporation (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the financial statements being prepared from the records of Compuware Corporation), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

May 14, 2013